Exhibit 99.1
FOR IMMEDIATE RELEASE
October 26, 2006
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS EARNINGS
     Munster, Indiana — - NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.59 million, or $0.57 earnings per basic and $0.57 earnings per diluted share for the quarter ended September 30, 2006, compared to net income of $1.61 million, or $0.58 earnings per basic and $0.57 earnings per diluted share for the same period a year earlier. The current quarter net income represented a 1.4% decrease over the third quarter net income reported during the prior year. For the quarter ended September 30, 2006, the return on average assets (ROA) was 1.02% and return on average equity (ROE) was 13.11%.
     For the nine months ended September 30, 2006, the Bancorp reported net income of $4.92 million, or $1.76 earnings per basic and $1.75 earnings per diluted share compared to $4.86 million, or $1.75 earnings per basic and $1.72 earnings per diluted share for the same period a year earlier. The current nine month net income represented a 1.0% increase over the nine month net income reported during the prior year. In addition, for the nine months ended September 30, 2006, the return on average assets (ROA) was 1.06% and return on average equity (ROE) was 13.71%.
     David A. Bochnowski, Chairman and Chief Executive Officer, attributed the Bank’s performance to asset quality, increased noninterest income from banking activities, and stable operating expenses.
     During the quarter ended September 30, 2006, total assets increased by $7.9 million, or 1.3%, to $630.5 million. Loans decreased by $8.8 million, while securities increased by $2.3 million and short-term investments increased by $20.4 million. Core deposits, which include checking, savings and money market demand accounts (MMDA’s), increased by $26.9 million during the quarter ended September 30, 2006. The increase in short-term investments and core accounts was a result of a short-term local government deposit. Core deposits represented 60.2% of the Bancorp’s total deposits at September 30, 2006. Certificates of deposit decreased by $2.9 million and borrowed funds decreased by $17.6 million.
     For the nine months ended September 30, 2006, total assets decreased by $3.0 million, or 0.5%, to $630.5 million. Loan growth totaled $3.3 million, while securities growth totaled $6.2 million. Core deposits increased by $6.0 million during the nine months ended

September 30, 2006. Certificates of deposit decreased by $4.6 million and borrowings decreased by $501 thousand.
     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $4.7 million for the quarter ended September 30, 2006, compared to $5.0 million for the quarter ended September 30, 2005, a decrease of 5.7%. For the nine months ended September 30, 2006, net interest income totaled $14.7 million compared to $15.2 million for the same period a year earlier, a decrease of 3.6%.
     “The action of the Federal Reserve to slow down the economy by driving up interest rates has put pressure on our core earnings. The higher rates paid to depositors have not been matched by increases in income from loans and investments during the quarter ended September 2006,” said Bochnowski.
     “There has been a noticeable decrease in loan demand by consumers and business customers which has cooled down our local economy,” Bochnowski noted.
     Despite the current economic pressures, the Bancorp’s non-performing loans to total assets remain at the manageable level of 0.48% at September 30, 2006. During the current quarter, no provision for loan losses were required, while $15 thousand in provisions were recorded during the nine months ended September 30, 2006. Loan loss recoveries, net of charge-offs, totaled $37 thousand for the quarter and $65 thousand for the nine months ended September 30, 2006. The balance of $4.3 million in the allowance for loan losses at September 30, 2006, is considered adequate by management based on its current analysis of loan portfolio credit quality, changes in the portfolio mix and local economic conditions.
     Noninterest income increased by $179 thousand, or 20.3% for the three months ended September 30, 2006. For the nine months ended September 30, 2006, noninterest income increased by $562 thousand, or 21.7%. The current quarter and nine month increase was due to income from account related services, increased income from trust operations and increases in the cash value of bank owned life insurance. In addition, the nine-month noninterest income increase was positively impacted by a $40 thousand gain from the sale of foreclosed real estate. Noninterest income was impacted by a decrease in gains from security sales of $34 thousand for the current quarter and $63 thousand for the current nine-month period.
     Noninterest expense increased by $56 thousand, or 1.6% for the quarter ended September 30, 2006. For the nine months ended September 30, 2006, noninterest expense increased by $257 thousand, or 2.5%. The minimal increase for the quarter and nine months is due to management’s focus on reviewing internal processes in an effort to gain cost saving efficiencies. The increase in noninterest expense for the quarter and nine months was primarily due to increased compensation, data processing and marketing expenses related to normal banking operations. In addition, during the nine months ended September 30, 2006, the increase in occupancy expense was related to an increase in real estate taxes.
     At September 30, 2006, stockholders’ equity stood at $49.0 million or 7.8% of total assets. The book value of the Bancorp’s stock stood at $17.53 per share.

     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Consolidated Balance Sheets
(Dollars in Thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets

Cash and cash equivalents	$30,657	$39,831
Available-for-sale securities	82,642	76,382
Held-to-maturity securities	13,693	13,711
Federal Home Loan Bank Stock	3,708	2,987
Loans held for sale	128	—
Loans receivable	472,383	469,043
Less: allowance for loan losses	-4,261	-4,181

Net loans receivable	468,122	464,862
Premises and equipment	14,168	14,510
Foreclosed real estate	308	260
Cash value of bank owned life insurance	10,723	8,457
Other assets	6,335	6,439

Total assets	$630,484	$627,439

Liabilities and Stockholders’ Equity

Deposits	$527,068	$525,731
Borrowed funds	50,652	51,153
Accrued expenses and other liabilities	3,796	4,122

Total liabilities	581,516	581,006

Stockholders’ Equity	48,968	46,433

Total liabilities and stockholders’ equity	$630,484	$627,439

Consolidated Statements of Income
(Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2006	2005	2006	2005
Total interest income	$8,907	$7,557	$25,835	$21,975
Total interest expense	4,185	2,551	11,180	6,770

Net interest income	4,722	5,006	14,655	15,205
Provision for loan losses	0	40	15	165

Net interest income after provision for loan losses	4,722	4,966	14,640	15,040

Total noninterest income	1,062	883	3,151	2,589
Total noninterest expenses	3,558	3,502	10,737	10,480

Income before income tax expenses	2,226	2,347	7,054	7,149
Income tax expenses	639	738	2,139	2,285

Net Income	$1,587	$1,609	$4,915	$4,864

Selected Financial Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Earnings per common share:
Basic	$0.57	$0.58	$1.76	$1.75
Diluted	$0.57	$0.57	$1.75	$1.72
Net interest margin	3.26%	3.71%	3.39%	3.76%
Return on average assets	1.02%	1.11%	1.06%	1.12%
Return on average equity	13.11%	14.04%	13.71%	14.34%

	At
	September 30,	September 30,
	2006	2005
Stockholders’ equity as a percent of total assets	7.77%	7.88%
Book value per share	$17.53	$16.50